Exhibit 5.1

October 5, 2022

Bitech Technologies Corporation

600 Anton Boulevard, Suite 1100

Costa Mesa, CA 92626

Re:	Bitech Technologies Corporation Registration Statement on Form S-1/A (Amendment No. 2)

Ladies and Gentlemen:

We are acting as counsel to Bitech Technologies Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1/A (Amendment No. 2), filed on October 5, 2022 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 141,954,924 shares of Common Stock held by the Selling Stockholders (the “Shares”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company and are duly and validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm